Exhibit 1.4

For Immediate Release ▶ ▶ ▶ Oct. 5, 2004	For More Information ▶ ▶ ▶ Lauren Ceradini Articulate Communications Inc. 212.255.0080, ext. 18 lceradini@articulatepr.com

Ross Systems Releases Next Generation of its iRenaissance ERP Suite;
Provides Manufacturers with a Complete Operational System of Record

Enhancements to iRenaissance Dedicated to Addressing the Challenges
and Business Requirements Facing the Industries Ross Serves

ATLANTA — Oct. 5, 2004 — Advancing its position as a leading provider of enterprise software solutions for manufacturers, Ross Systems (“Ross”), a software unit of chinadotcom corporation (NASDAQ: CHINA) today announced the next generation of its iRenaissance enterprise resource planning (“ERP”) suite. The new product release provides Ross customers with additional industry-specific functionality, increased automation and improved usability to drive cost savings and operational efficiencies.

More than 1,200 companies worldwide rely on Ross’ iRenaissance ERP to help fulfill their business growth objectives by optimizing core business processes to improve profitability, strengthening customer relationships and streamlining regulatory compliance. Focused on addressing the needs of its customers, the new version of iRenaissance is based on feedback from Ross’ user community and key performance indicators from each of the markets Ross serves, including food and beverage, life sciences, chemicals, metals and natural products industries.

“The ERP market is showing positive growth and manufacturers are increasing their IT expenditures with an eye on extending their ERP solutions,” said John Blanchard, principal analyst for ARC Advisory Group. “With rapid advances in information technology and a global competitive environment, manufacturers are looking for more vertically focused solutions that provide more functionality that is particularly well suited to their operations. This helps reduce the cost and time to deploy the solution and to achieve the highest return on their investment.”

Driven by competitive pressures, concerns about product quality and regulatory compliance, the concept of maintaining a system of record is of growing importance to Ross customers. Key enhancements to the latest version of iRenaissance are geared toward giving customers more integrated control of their core business and production processes and access to the information in the format they need it, at any given time.

Global Headquarters ▶ Ross Systems, Inc. ▶ Two Concourse Parkway, Suite 800 ▶ Atlanta, GA 30328 ▶ USA
www.rossinc.com ▶ +1 770.351.9600

iRenaissance provides manufacturers with a comprehensive record of their financials as well as all processes and operators, quality control measurements, inventory movements, recipe changes, production yields and deviations from standard specifications. The new capabilities of iRenaissance ERP include:

•	Industry-Specific Functionality. Focused on providing deep functionality for the industries it serves, enhancements to iRenaissance include greater support for electronic batch records, enhanced lot trace, and pricing and promotions capabilities. These features are designed to work together in concert to provide improved access to relevant information, enabling customers to make better business decisions more quickly.

•	Increased Automation. Enhancements enabled by Ross’ Internet Application Framework and Web services address a range of warehouse and factory-based inventory transactions. As an example, for companies using Ross or third-party solutions for bar coding and RFID data collection, iRenaissance provides improved shop floor automation, streamlining processes to save time and drive efficiencies.

•	Improved Usability. From menu customization to enhanced maintenance management functionality, improved usability makes it easier than ever for Ross customers worldwide to use the iRenaissance applications.

“To ensure the production and delivery of high-quality finished goods, manufacturers must be able to effectively produce, manage and track goods, information and resources across the enterprise and supply chain while adhering to increasingly stringent quality standards,” said Eric Musser, CTO for Ross. “While most generalized ERP systems fall short of addressing critical needs of manufacturers that produce and package products through recipe- and formula-based processes, iRenaissance is specifically designed to help manufacturers succeed in these endeavors.”

The enhancements to iRenaissance were unveiled at RossWorld, the company’s annual user conference, taking place this week in Tampa, Florida. Sponsored by Ross, customers are encouraged to participate actively in the company’s product and industry special interest groups, online forums and annual meetings to help forge future plans and versions of iRenaissance. In addition, involvement in events such as RossWorld provides customers with another opportunity to influence product direction and collaborate with peers regarding specific features and functionality that iRenaissance offers.

About Ross Systems

Ross Systems, Inc., a software unit of chinadotcom corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has over 1,600 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, quarterly fluctuation of software product license revenue, weakening of customer demand for enterprise systems, maintenance of a minimal backlog, and uncertainty of demand for new product offerings. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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